EXHIBIT (a)(3)

NEUBERGER BERMAN ETF TRUST
TRUST INSTRUMENT
SCHEDULE A

Neuberger Berman China Equity ETF
Neuberger Berman Commodity Strategy ETF
Neuberger Berman Core Equity ETF
Neuberger Berman Disrupters ETF
Neuberger Berman Energy Transition & Infrastructure ETF
Neuberger Berman Flexible Credit Income ETF
Neuberger Berman Global Real Estate ETF
Neuberger Berman Growth ETF
Neuberger Berman Japan Equity ETF
Neuberger Berman Next Generation Connected Consumer ETF
Neuberger Berman Option Strategy ETF
Neuberger Berman Short Duration Income ETF
Neuberger Berman Small-Mid Cap ETF
Neuberger Berman Total Return Bond ETF

DATED: November 1, 2024